EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
AquaVenture Holdings Limited:

We consent to the incorporation by reference in the registration statement (Nos. 333-223590, 333-219962 and 333-213990) on Form S-8 of AquaVenture Holdings Limited of our report dated May 3, 2018, except as to Note 2 which is as of January 4, 2019, relating to our audit of the consolidated financial statements of AUC Acquisition Holdings, LLC and Subsidiaries as of and for the year ended December 31, 2017, included in this Current Report on Form 8-K/A.

/s/ Carr, Riggs & Ingram, LLC

Houston,  Texas
January 4, 2019